UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 30, 2007

TIVO INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27141	77-0463167
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2160 Gold Street,
Alviso, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408)519-9100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	On August 30, 2007, we accepted the resignation of Michael Ramsay as a member of our Board of Directors. Mr. Ramsay has been named to the post of Venture Partner at New Enterprises Associates, a leading Silicon Valley venture capital firm, which already has representation on the Company’s Board. Pursuant to our Transition and Consulting Agreement with Mr. Ramsay, effective August 30, 2007, he will continue to provide services to the Company as a consultant focused on technology and other issues. As we previously disclosed, we expect to incur approximately $3 million in non-cash stock-based compensation expense in connection with the agreement during our quarter ending October 31, 2007. We do not expect to incur additional non-cash stock-based compensation expenses related to this agreement beyond this quarter.

This current report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, the amount of expected non-cash stock-based compensation expense in our quarter ending October 31, 2007 and our expectation of no non-cash stock-based compensation expenses in future quarters related to our Transition and Consulting Agreement with Michael Ramsay. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially are described under “Risk Factors” in the our public reports filed with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended January 31, 2007 and subsequent reports filed with SEC. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: September 5, 2007	By:	/s/ Cal Hoagland
Cal Hoagland
Interim Chief Financial Officer
(Principal Financial Officer)